	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621

For Immediate Release
Financial Dynamics
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2006 SECOND QUARTER RESULTS
 - Announces Appointment of New Independent Director -

SEGUIN, Texas, August 3, 2006 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter and six-months ended June 30, 2006.

Net sales for the quarter increased 27.5% to $125.5 million from $98.4 million for the same period last year.  Net income for the quarter was $5.3 million, or $0.53 per diluted share, a 26.8% increase from the prior year's net income of $4.2 million, or $0.43 per diluted share.  The results for the second quarter included those of Gradall which was acquired on February 3, 2006 and VacAll which was acquired on May 24, 2006.  Excluding Gradall and VacAll net sales for the second quarter were down 1.5% and net income was down 10.0% compared to the same period in 2005.  Due to the effect of new rules concerning stock option accounting the 2006 second quarter included just under one cent per diluted share in additional expenses related to stock options that were not present a year ago.

For the first six months of 2006, net sales were $229.8 million, an increase of 21.2% compared with $189.7 million in the first six months of 2005.  Net income for the six month period was $7.3 million, or $0.73 per diluted share in 2006.  This is a 7.3% increase compared to the prior year's net income of $6.8 million, or $0.68 per diluted share.  Without the contributions of Gradall and VacAll and the effects of Spearhead, which was acquired on February 14, 2005, net sales were down 2.7% and net income was down 20.8% compared to the same period in 2005.  Most of the decrease in income in both the quarter and six month period was related to reorganization efforts in the Company's North American Agricultural Division and the sales decline in that segment.  The 2006 first half included $0.2 million after tax, or $0.02 per diluted share after tax, in additional expenses related to stock options that were not present a year ago, though it would have been $0.1 million after tax, or $0.01 per diluted share.

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ALAMO GROUP INC. ANNOUNCES 2006 SECOND QUARTER RESULTS	PAGE 2

North American Industrial Division sales increased by 83.7% from $36.2 million in the second quarter of 2005 to $66.5 million in the second quarter of 2006.  The majority of the increase was related to the acquisition of Gradall.  Without the contributions of Gradall sales the Division increased 4.8% for the quarter and 7.7% year to date, reflecting continued growth in demand for the Company's products in this sector, which mainly serves governmental entities and related contractors.

Sales for Alamo's North American Agricultural Division were $27.7 million in the second quarter of 2006, a 6.2% decrease compared to the $29.6 million achieved in 2005.  This decrease reflects continued weakness in the overall agricultural market in the U.S., a condition the Company began to experience in the fourth quarter of 2004.

Alamo Group's European Division sales in the second quarter of 2006 were down 4.3% at $31.2 million versus $32.6 million in 2005.  Market conditions in Western Europe for the Company's products were generally soft, particularly in the agricultural sector.

Ron Robinson, Alamo Group's President and Chief Executive Officer commented on the second quarter results, "We are very pleased with the strong contribution our Gradall operation has provided since it was acquired in February of this year.  This business has quickly become a solid addition to our Industrial Division, helping to offset market weakness in our other two divisions.  Even without Gradall, our Industrial Division exhibited good growth in both sales and earnings.  We are optimistic this trend will continue, and going forward we should also begin to see the benefits of our recent acquisitions of VacAll and Nite-Hawk, both of which should further add to our results in the years ahead."

"Our North American Agricultural Division continued to be affected by weak market conditions as farmers cope with higher fuel and fertilizer costs.  Our margins and income in this segment have been further affected by the restructuring actions we have taken throughout the first half of 2006.  The majority of these efforts have been completed, and while the near-term impact has been negative, we continue to expect them to generate improved results for the division in the second half of 2006 and nearly $3 million in annual savings beginning in 2007."

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ALAMO GROUP INC. ANNOUNCES 2006 SECOND QUARTER RESULTS	PAGE 3

Mr. Robinson concluded, "While the strong results achieved in the second quarter are gratifying, weak market conditions in both the U.S. and European agricultural sectors demand that we place continued emphasis on improved efficiencies and cost control.  We believe the actions we have taken reflect that commitment, and that they will produce margin improvements in the second half of 2006, and more so in 2007, which should contribute to growth in earnings for the Alamo Group over the longer term. In 2006, we continue to expect record sales and earnings growth as a result of these efforts, as well as contributions from acquisitions."

Alamo Group also announced that effective August 2, 2006, it has expanded the size of its Board of Directors from six to seven members and concurrently appointed David W. Grzelak, 56, as a new independent Director and member of the Audit Committee.  Mr. Grzelak is Chairman and CEO of Komatsu America Corporation.  Komatsu, Ltd., based in Japan, is one of the world leaders in construction, mining and utility equipment.  He has been with Komatsu America and its predecessor company Komatsu Dresser, since 1991, and assumed his current position in 2002.  Mr. Grzelak has an engineering degree from Penn State University and an MBA from Gannon University.

Don Douglass, Alamo Group's Chairman said, "We are delighted to have Dave join the Alamo Board as he brings a wealth of operational experience in working with manufacturing companies like ours."

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor and truck mounted mowing and other vegetation maintenance equipment, street sweepers, vacuum trucks, agricultural implements, front-end loaders, backhoe and related after market parts and services.  The Company, founded in 1969, has over 2,250 employees and operates thirteen plants in North America and Europe as of June 2006.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company's European operations are located in Salford Priors, England.

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ALAMO GROUP INC. ANNOUNCES 2006 SECOND QUARTER RESULTS	PAGE 4

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results.  Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company's SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

ALAMO GROUP REPORTS 2006 SECOND QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	06/30/06	06/30/05	06/30/06	06/30/05
North American
Industrial	$66,548	$36,230	$113,604	$64,941
Agricultural	27,739	29,577	56,851	64,463
European	31,164	32,573	59,381	60,269
Total Sales	125,451	98,380	229,836	189,673

Cost of sales	98,149	76,495	182,980	148,902
Gross margin	27,302	21,885	46,856	40,771
	21.8%	22.2%	20.4%	21.5%

Operating Expenses	17,476	15,058	32,832	29,501
Income from Operations	9,826	6,827	14,024	11,270
	7.8%	6.9%	6.1%	5.9%

Interest Expense	(1,784)	(898)	(3,198)	(1,492)
Interest Income	174	198	357	423
Other Income (Expense)	(170)	22	(168)	99

Income before income taxes	8,046	6,149	11,015	10,300
Provision for income taxes	2,707	1,939	3,734	3,517

Net Income	$5,339	$4,210	$7,281	$6,783

Net income per common share:
Basic	$0.55	$0.43	$0.75	$0.70

Diluted	$0.53	$0.43	$0.73	$0.68

Average common shares:
Basic	9,751	9,745	9,751	9,744

Diluted	9,912	9,904	9,918	9,918

Summary Balance Sheet Data

	06/30/06	12/31/05	06/30/05
Receivables	116,531	85,368	108,531
Inventories	116,561	77,013	84,304
Current Liabilities	74,700	48,930	54,426
Long Term Debt	97,843	30,912	59,393
Equity	174,866	163,476	161,458

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